Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARCA biopharma, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-161485, 333-146078, 333-134981, 333-126590, 333-115747, 333-108563, 333-103055, 333-101276, 333-96313, 333-68172, 333-68170, 333-53089, 333-53087, 333-41663, 333-39194, 333-91471, 333-08978, 333-154839, and 333-191295) on Form S-8, the registration statements (Nos. 333-195054, 333-186584, 333-172686, and 333-178984) on Form S-3 and the registration statement (No. 333-187508) on Form S-1 and the related prospectuses of ARCA biopharma, Inc. (the Company) of our report dated March 19, 2015, with respect to the balance sheets of ARCA biopharma, Inc. as of December 31, 2014 and 2013, and the related statements of operations and comprehensive loss, preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of ARCA biopharma, Inc.

Our report dated March 19, 2015 contains an explanatory paragraph that states that the Company’s recurring losses from operations and its dependence upon raising additional funds from strategic transactions, sales of equity, and/or issuance of debt raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Denver, Colorado

March 19, 2015